                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                          (Amendment No. ___________)*


                               MRO SOFTWARE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    55347W105
                                 --------------
                                 (CUSIP Number)



                                  July 31, 2002
             ------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [x]   Rule 13d-1(b)
                                [ ]   Rule 13d-1(c)
                                [ ]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 10 pages

-----------------------                                 -----------------------
CUSIP No.  55347W105                    13G             Page 2 of 10 pages
-----------------------                                 -----------------------

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Liberty Wanger Asset Management, L.P.  36-3820584

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        Not Applicable                                               (a) [ ]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                      None

  NUMBER OF     ----------------------------------------------------------------
                6  SHARED VOTING POWER
    SHARES
                      2,348,500
 BENEFICIALLY

   OWNED BY     ----------------------------------------------------------------
                7  SOLE DISPOSITIVE POWER
     EACH
                      None
  REPORTING

    PERSON      ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER
     WITH
                      2,348,500

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,348,500

--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

        Not Applicable                                                   [ ]

--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.2%

--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*

        IA

--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                 -----------------------
CUSIP No.  55347W105                    13G             Page 3 of 10 pages
-----------------------                                 -----------------------


--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        WAM Acquisition GP, Inc.

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        Not Applicable                                               (a) [ ]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware


--------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                      None

  NUMBER OF     ----------------------------------------------------------------
                6  SHARED VOTING POWER
    SHARES
                      2,348,500
 BENEFICIALLY

   OWNED BY     ----------------------------------------------------------------
                7  SOLE DISPOSITIVE POWER
     EACH
                      None
  REPORTING

    PERSON      ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER
     WITH
                      2,348,500

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,348,500

--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

        Not Applicable                                                   [ ]

--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.2%

--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*

        CO


--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                 -----------------------
CUSIP No.  55347W105                    13G             Page 4 of 10 pages
-----------------------                                 -----------------------


--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Liberty Acorn Trust

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        Not Applicable                                               (a) [ ]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

        Massachusetts

--------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                      None

  NUMBER OF     ----------------------------------------------------------------
                6  SHARED VOTING POWER
    SHARES
                      1,779,000
 BENEFICIALLY

   OWNED BY     ----------------------------------------------------------------
                7  SOLE DISPOSITIVE POWER
     EACH
                      None
  REPORTING

    PERSON      ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER
     WITH
                      1,779,000

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,779,000

--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

        Not Applicable                                                   [ ]

--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.7%

--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*

        IV

--------------------------------------------------------------------------------

Item 1(a)         Name of Issuer:

                        MRO Software, Inc.


Item 1(b)         Address of Issuer's Principal Executive Offices:

                        100 Crosby Drive
                        Bedford, MA  01730


Item 2(a)         Name of Person Filing:

                        Liberty Wanger Asset Management, L.P. ("WAM")
                        WAM Acquisition GP, Inc., the general partner of WAM
                           ("WAM GP")
                        Liberty Acorn Trust ("Acorn")


Item 2(b)         Address of Principal Business Office:

                        WAM, WAM GP and Acorn are all located at:

                        227 West Monroe Street, Suite 3000
                        Chicago, Illinois 60606


Item 2(c)         Citizenship:

                        WAM is a Delaware limited partnership; WAM GP is a Delaware corporation; Acorn is a Massachusetts business trust.


Item 2(d)         Title of Class of Securities:

                        Common Stock


Item 2(e)         CUSIP Number:

                        55347W105


Item 3            Type of Person:

                        (d) Acorn is an Investment Company under section 8 of the Investment Company Act.

                        (e)   WAM is an Investment Adviser registered under
                              section 203 of the Investment Advisers Act of 1940; WAM GP is the General Partner of the Investment Adviser.


                               Page 5 of 10 Pages

Item 4            Ownership (at July 31, 2002):

                        (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                                    2,348,500

                        (b)   Percent of class:

                              10.2% (based on 23,112,082 shares outstanding as of May 10, 2002)

                        (c)   Number of shares as to which such person has:

                              (i)   sole power to vote or to direct the
                                    vote:  none

                              (ii)  shared power to vote or to direct the
                                    vote:  2,348,500

                              (iii) sole power to dispose or to direct
                                    the disposition of:  none

                              (iv)  shared power to dispose or to direct
                                    disposition of:  2,348,500


Item 5            Ownership of Five Percent or Less of a Class:

                        Not Applicable


Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person:

                        The shares reported herein have been acquired on behalf of discretionary clients of WAM, including Acorn. Persons other than WAM and WAM GP are entitled to receive all dividends from, and proceeds from the sale of, those shares. Acorn is the only such person known to be entitled to all dividends from, and all proceeds from the sale of, shares reported herein to the extent of more than 5% of the class.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                        Not Applicable


Item 8            Identification and Classification of Members of the Group:

                        Not Applicable


Item 9            Notice of Dissolution of Group:

                        Not Applicable


                               Page 6 of 10 Pages

Item 10           Certification:

                        By signing below I certify that, to the best of my
                  knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 7 of 10 Pages

                                    Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  August 8, 2002


                  The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this
                  Schedule 13G in connection with its beneficial ownership of the security reported herein.


                                        WAM Acquisition GP, Inc.
                                          for itself and as general partner of
                                          LIBERTY WANGER ASSET MANAGEMENT,
                                          L.P.



                                        By:  /s/ Bruce H. Lauer
                                             ---------------------------------
                                                 Bruce H. Lauer
                                                 Senior Vice President and
                                                 Secretary




                  The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this
                  Schedule 13G in connection with its beneficial ownership of the security reported herein.


                                        LIBERTY ACORN TRUST



                                        By:  /s/ Bruce H. Lauer
                                             ---------------------------------
                                                 Bruce H. Lauer
                                                 Vice President, Treasurer and
                                                 Secretary


                               Page 8 of 10 Pages

                                  Exhibit Index

Exhibit 1 Joint Filing Agreement dated as of August 8, 2002 by and among Liberty Wanger Asset Management, L.P., WAM Acquisition GP, Inc. and Liberty Acorn Trust


                               Page 9 of 10 Pages